EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Elissa J. Lindsoe, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2008 SECOND QUARTER RESULTS

MINNEAPOLIS — January 30, 2008 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2008 second quarter ended December 31, 2007. Revenue for the second quarter was $3.8 million, which is 37 percent lower than $6.0 million reported in the same period of fiscal 2007 and 13 percent less than $4.4 million reported in the first quarter of this fiscal year. Net loss for the second quarter was $10.1 million, or $0.71 per diluted share, which includes a net non-cash impairment charge of $8.6 million, or $0.60 per share, from the $10.2 million write-off of goodwill net of the reversal of the related deferred tax liability of $1.6 million. This loss is compared to net income of $147,000 or $0.01 per diluted share, in the second quarter of fiscal 2007. For the six months ended December 31, 2007, revenue was $8.2 million compared to $11.4 million in the prior year period. The net loss for the six months ended December 31, 2007, including the current quarter impairment charge, was $10.5 million, or $0.73 per diluted share, compared to a net loss of $379,000, or $0.03 per diluted share, for the six months ended December 31, 2006.

The second quarter revenue decline from the prior year’s second quarter and from the first quarter of fiscal 2008 is driven by reduced orders from both direct office and third party mobile customers. Approximately half of the sequential decline is driven by a Prostaprobe® shortage as the company experienced a delay in the end-of-life build of this product that was originally announced with the Company’s fourth quarter fiscal 2007 operating results. During the second quarter, procedure kit average selling prices (ASPs) remained flat with the prior quarter and have held steady for the last six months. Revenue from catheter sales to direct accounts constituted 41 percent of overall revenue in the second quarter as compared to 46 percent in the first quarter. Third party mobile revenue represented approximately 9 percent of overall revenue compared to 13 percent of revenue in the prior quarter.

Revenue derived from the Urologix-owned Cooled ThermoTherapy™ mobile service grew 2 percent from that reported in the first quarter of fiscal 2008 and constituted 47 percent of overall revenue in the second quarter of fiscal 2008 compared to 40 percent in the first quarter of fiscal 2008.

“Though again disappointed with the orders from direct customers and the second quarter’s operating results, we are encouraged with the imminent filing of CTC Advance™ and subsequent market entry expected in the April – June 2008 quarter,” mentions Fred B. Parks, Chairman and Chief Executive Officer of Urologix. “We initiated test marketing programs in two trial geographies to support mobile operations. Additionally, our initiative to expand sales territories and increase our coverage with independent representatives is well underway. Overall, we will continue to conserve cash resources until the revenue opportunities expand with CTC Advance in conjunction with an enhanced sales force.”

Gross profit for the second quarter of fiscal 2008 was $1.9 million, or 49 percent of revenue, a 10 percentage point decrease when compared to 59 percent of revenue in the same period last year, and a 14 percentage point decrease when compared to 63 percent of revenue in the first quarter of fiscal 2008. Five percentage points of the gross margin decline is driven primarily by the combination of a write-off of the remaining unamortized developed technology intangible asset related to Prostatron of $65,000 and a $131,000 provision for Prostaprobe inventories, purchase commitments and warranties, as the Company’s projections for sales of this end-of-life product line declined.

SFAS 142 “Goodwill and Other Intangible Assets”, requires that goodwill be tested for impairment annually or at an interim period when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company concluded that its goodwill was impaired as of December 31, 2007. The primary triggering event for the impairment was the decline in the Company’s stock price. As a result, the Company recorded a non-cash charge to fully impair its goodwill of $10.2 million, with an offsetting reversal of the related deferred tax liability of $1.6 million for a net impairment charge of $8.6 million. Second quarter operating expenses, including the $10.2 million goodwill impairment charge, totaled $13.7 million. Operating expenses reported in the second quarter of fiscal 2007 of $3.5 million reflect a consistent spend rate to the second quarter of fiscal 2008 excluding the impairment charges, with the Company continuing to increase its investment into new product research and development offset by reduced variable selling expenses and amortization expense.

Cash and cash equivalents increased to $12.1 million at December 31, 2007 from $12.0 million at September 30, 2007, despite the operating loss reported in the second quarter due to lower accounts receivable balances as day’s sales outstanding improved by 12 days. The goodwill impairment charge does not affect the Company’s operations, cash flow or cash position.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2008 second quarter results on Wednesday, January 30, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. Additionally, Urologix is currently developing CTC Advance™ and CoolMax™, its next generation microwave catheters for in-office BPH treatment. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Sales	$3,802	$6,011	$8,153	$11,426
Cost of goods sold and asset impairment	1,928	2,445	3,557	4,856

Gross profit	1,874	3,566	4,596	6,570

Costs and expenses:
Selling, general and administrative	2,612	2,792	5,112	5,764
Research and development	835	639	1,514	1,255
Amortization and impairment of identifiable intangible assets	50	71	59	142
Impairment of goodwill	10,193	—	10,193	—

Total costs and expenses	13,690	3,502	16,878	7,161

Operating income (loss)	(11,816)	64	(12,282)	(591)
Interest income	124	140	267	269

Income (loss) before income taxes	(11,692)	204	(12,015)	(322)

Income tax expense (benefit)	(1,575)	57	(1,501)	57

Net income (loss)	$(10,117)	$147	$(10,514)	$(379)

Net income (loss) per common share—basic	$(0.71)	$0.01	$(0.73)	$(0.03)

Net income (loss) per common share—diluted	$(0.71)	$0.01	$(0.73)	$(0.03)

Weighted average number of common shares outstanding—basic	14,333	14,333	14,333	14,332

Weighted average number of common shares outstanding—diluted	14,333	14,335	14,333	14,332

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	December 31, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$12,117	$12,250
Accounts receivable, net	2,709	4,071
Inventories	2,127	2,421
Prepaids and other current assets	256	40

Total current assets	17,209	18,782

Property and equipment:
Property and equipment	12,523	12,306
Less accumulated depreciation	(10,416)	(9,973)

Property and equipment, net	2,107	2,333
Other assets	852	1,034
Goodwill	—	10,193
Identifiable intangible assets, net	172	311

Total assets	$20,340	$32,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$709	$948
Accrued compensation	657	756
Deferred income	220	229
Other accrued expenses	509	782

Total current liabilities	2,095	2,715
Deferred tax liability	—	1,519
Deferred income	448	544

Total liabilities	2,543	4,778

Shareholders’ equity:
Common stock	143	143
Additional paid-in capital	112,981	112,545
Accumulated deficit	(95,327)	(84,813)

Total shareholders’ equity	17,797	27,875

Total liabilities and shareholders’ equity	$20,340	$32,653